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                                                                                                EXHIBIT 11
                         THE BEAR STEARNS COMPANIES INC.
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                                   (UNAUDITED)

                                                  Three-Months Ended                Six-Months Ended
                                           ---------------------------------  ------------------------------
                                           December 31,     December 31,       December 31,      December 31,
                                               1999             1998               1999              1998
                                           -----------------------------------------------------------------
                                                       (In thousands, except per share data)
Weighted average common
    and common equivalent
    shares outstanding:  (1)
       Average Common Stock
          outstanding                          119,271          124,106           121,852            124,774
       Average Common Stock
          equivalents:
            Common Stock issuable
              under employee
                benefit plans                      484              521               474                515
            Common Stock issuable
              assuming conversion
                of CAP Units                    42,097           41,646            42,097             41,646
                                             ---------        ---------         ---------           --------
Total weighted average common and
     common equivalent shares
      outstanding                              161,852          166,273           164,423            166,935
                                             =========        =========         =========           ========

Net income                                   $ 245,097        $ 135,920         $ 402,954          $ 200,023

Preferred Stock dividend
  requirements                                  (9,778)          (9,778)          (19,556)           (19,873)
Income adjustment
      (net of tax) applicable
      to deferred compensation
      arrangements                              29,521            6,777            41,099             13,555
                                             =========        =========          ========           ========
Adjusted net income                          $ 264,840        $ 132,919         $ 424,497          $ 193,705
                                             =========        =========          ========           ========
Earnings per share  (1)                      $    1.64        $    0.80         $    2.58          $    1.16
                                             =========        =========          ========           ========
(1) Adjusted for all stock dividends declared through October 29, 1999.

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